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                                 [EXHIBIT 10.3]

          FORM OF EMPLOYMENT AGREEMENT BETWEEN CCI AND RICHARD C. CLYDE

                              EMPLOYMENT AGREEMENT

            THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of the ____ day of __________, 1998, by and between CLYDE COMPANIES, INC. (the "Company"), a Utah corporation with an office at [1375 North Main Street, Springville, Utah 84663], and RICHARD C. CLYDE (the "Executive"), an individual having an address at 776 South 600 West, Orem, Utah 84057.

            WHEREAS, the Company desires to retain the services of the Executive for the term and on the terms and conditions hereinafter set forth; and

            WHEREAS, the parties hereto deem it to be in their best interests to enter into an employment agreement whereby the Company will employ or continue to employ the Executive on the terms hereinafter set forth.

            NOW, THEREFORE, in consideration of the mutual promises hereinafter made by the parties hereto, the Executive and the Company hereby covenant and agree as follows:

SECTION 1: EMPLOYMENT OF EXECUTIVE; DUTIES AND RESPONSIBILITIES

            1.1 Employment of the Executive. The Company shall employ the Executive, and the Executive shall provide services to the Company, subject to the terms and conditions hereof.

            1.2 Term of Employment. The Executive's employment by the Company shall be for a period commencing on ______________, 1998 (the "Effective Date") and ending on the date of termination pursuant to the provisions of Section 3 hereof (the "Employment Period").

            1.3 Office and Position of the Executive. During the Employment Period and unless otherwise mutually agreed by the Company and the Executive, the Executive shall be the President and Chief Executive Officer of the Company.

            1.4   Duties and Responsibilities.  During the Employment Period:

                  (a) subject to the ultimate control and responsibility of the Board of Directors of the Company, as President and Chief Executive Officer, the Executive shall have the responsibilities related to such position which may be specified in the Articles of Incorporation or Bylaws of the Company and shall have the powers and duties related thereto, and shall perform such other duties and responsibilities as the Board of Directors of the Company shall reasonably assign to the Executive which are consistent with the Executive's position specified in Section 1.3; and


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                  (b) the Executive shall perform his duties and
responsibilities at or from the Company's offices in [Springville], Utah, or from any other office or location in the State of Utah which the Company, with the Executive's concurrence, deems appropriate or convenient.

SECTION 2:  COMPENSATION; BENEFITS; REIMBURSEMENT

            2.1 Base Salary. The Company shall pay to the Executive a base salary at the rate of $____________ per annum, payable in substantial equal monthly installments (such amount, as it may be increased from time to time, is hereinafter referred to as the "Base Salary"). The Base Salary and any other compensation that the Executive may be entitled to hereunder, shall be reviewed by the Board of Directors at least annually and may be increased or decreased (but in no event lower than as previously provided in this Section 2.1) as the Board of Directors may determine.

            2.2 Discretionary Annual Incentive Bonus. The Company may pay the Executive with respect to each calendar year during his employment an annual incentive bonus in such amount as the Board of Directors may determine. This compensation is completely discretionary to the Board of Directors.

            2.3   Other Benefits.

                  (a) Employee Benefit Plans or Arrangements. The Executive shall be entitled to participate in all employee benefit plans of the Company, as presently in effect or as they may be modified by the Company from time to time, under such terms as may be applicable to officers of the Executive's rank employed by the Company or its subsidiaries, including, without limitation, plans providing retirement benefits, medical insurance, life insurance, disability insurance and accidental death or dismemberment insurance.

                  (b) Vacation and Sick Leave. The Executive shall be entitled to paid annual vacation periods and to sick leave in accordance with the policies of the Company, as presently in effect or as they may be modified by the Company from time to time, under such terms as may be applicable to officers of the Executive's rank employed by the Company or its subsidiaries, but in no event less than _________ of vacation per annum or ___________ of sick leave per annum.

                  (c) Expenses. Subject to the policy and limitations of the Company, the Company shall reimburse the Executive for all reasonable expenses incurred by him in the discharge of his duties, including but not limited to expenses for entertainment and travel on behalf of the Company. The Executive shall account to the Company for all such expenses.

SECTION 3:  TERMINATION OF EMPLOYMENT

            3.1 Termination of Employment Period. The Employment Period shall terminate as follows:

                  (a) Mandatory Termination. The Employment Period shall terminate on the date that is three (3) years from and after the Effective Date (the "Mandatory Termination Date"). The Employment Period may be extended beyond the Mandatory Termination Date only


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upon the affirmative vote of not less than eighty percent (80%) of the Board of
Directors of the Company.

                  (b) Termination for Cause. The Company may terminate the Employment Period for "cause" at any time upon written notice to the Executive stating the facts constituting such "cause". For purposes of this Section 3.1(b), the term "cause" shall mean:

                        (1) conviction for commission of a felony by the Executive; or

                        (2) gross negligence or intentional or willful misconduct by the Executive in the performance of his duties as determined in good faith by the Board of Directors of the Company.

                  (c) Termination on Death. The Employment Period shall terminate upon the death of the Executive.

                  (d) Termination for Disability. The Company may terminate the Employment Period if the Executive shall become unable to fulfill his duties under this Agreement for a period of time in excess of 180 days, as measured by the Company's usual business activities, by reason of any medically determinable physical and/or mental disability (including without limitation, alcohol, drug, or other substance abuse) determined in accordance with the procedure set forth below.

                  If in the opinion of the Company's Board of Directors or the Executive, the Executive has been disabled for a period of 180 days, then the Company shall promptly employ three physicians to examine the Executive and determine if, in their opinion, the Executive is disabled. One of the three physicians employed by the Company for this purpose shall be a physician selected by the Executive. The opinion of the group of three physicians shall be certified in writing to the Board of Directors and the Board of Directors shall make such certificate available for inspection by the Executive or his representative. If the three physicians, as a group, concludes that the Executive is disabled and will remain disabled for at least 90 days, then the Board of Directors, in its sole discretion, may terminate the Employment Period.

                  A termination of the Employment Period pursuant to this
Section 3.1(d) shall be effective 30 days after written notice of termination is delivered to the Executive.

                  (e) Termination by the Executive. The Executive may, upon 60 days written notice to the Company, terminate the Employment Period (i) at any time after the Mandatory Termination Date, if the Employment Period has been extended beyond the Mandatory Termination Date in accordance with Section 3.1(a), or (ii) at any time after the occurrence of Constructive Termination, as defined below. As used herein, "Constructive Termination" shall mean a material reduction in the Executive's salary or benefits below those provided in Sections
2.1 and 2.3 hereof, a material change in the Executive's responsibilities, a change of title, or a requirement that the Executive relocate, except for office relocations that would not increase the Executive's one-way commute distance by more than [20] miles.

            3.2 Severance Payment. If, at any time prior to the Mandatory Termination Date, the Executive's employment is involuntarily terminated for any reason by the Company, other


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than for cause, death or disability, including a Constructive Termination, as defined in Section 3.1(e), the Executive shall be entitled to receive a severance payment from the Company in an amount determined under Section 3.3 below (the "Severance Payment"). The Severance Payment shall be made in one lump sum not more than 60 days following the date of the employment termination. The Severance Payment shall be in lieu of any further payment to the Executive under
Section 2 and any further accrual of benefits under Section 2 with respect to periods subsequent to the date of the employment termination.

            3.3 Severance Amount. The amount of the Severance Payment shall be an amount equal to the sum of (i) the Executive's Base Salary (as of the date of termination) multiplied by the number of years (including fractions thereof) from the date of termination through and including the Mandatory Termination Date plus (ii) the average annual bonus paid by the Company to the Executive, if any, pursuant to Section 2.2 during the fiscal year(s) immediately preceding the date of termination, multiplied by the number of years (including fractions thereof) from the date of termination through and including the Mandatory Termination Date.

            3.4 Employee Benefit Plan Coverage. If, at any time prior to the Mandatory Termination Date, the Executive's employment is involuntarily terminated for any reason by the Company, other than for cause, death or disability, including a Constructive Termination, in addition to the Severance Payment, the Executive (and, where applicable, the Executive's dependents) shall be entitled to continue participation until the Mandatory Termination Date, or until the Executive's normal retirement date, if earlier, in the employee benefit plans referred to in Section 2.3(a).

            3.5 No Mitigation. The Executive shall not be required to mitigate the amount of any payment contemplated by this Section 3 (whether by seeking new employment or in any other manner), nor shall any such payment be reduced by any earnings that the Executive may receive from any other source.

            3.6 Successors of Company. The Company shall require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets, by an agreement in substance and form satisfactory to the Executive, to assume this Agreement and to agree expressly to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. The Company's failure to obtain such agreement prior to the effectiveness of a succession shall be a breach of this Agreement and shall entitle the Executive to all of the compensation and benefits to which the Executive would have been entitled hereunder if the Company had involuntarily terminated the Executive's employment without cause or disability, on the date when such succession became effective. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this Section 3.6 or which becomes bound by this Agreement or by operation of law.


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SECTION 4: GENERAL PROVISIONS

            4.1 Assignment. Neither this Agreement nor any of the rights, obligations or interests hereunder may be assigned by the Executive without the prior written consent of the Company; provided, however, that nothing in this
Section 4.1 shall preclude the Executive from designating in writing a beneficiary or beneficiaries to receive any compensation payable to him or any other benefit receivable by him under this Agreement upon the death or disability of the Executive, nor shall it preclude the executors, administrators or any other legal representatives of the Executive or his estate from assigning any rights hereunder to the person or persons entitled thereto. Neither this Agreement nor any of the rights, obligations or interests arising hereunder may be assigned by the Company without the prior written consent of the Executive to any person, except that the Company may assign this Agreement without the Executive's consent to any party with which the Company merges or consolidates, or to whom the Company sells all or substantially all of its assets; provided, however, that any such affiliate or successor shall expressly assume all of the Company's obligations and liabilities to the Executive under this Agreement.

            4.2 Severability. This Agreement shall be deemed severable, and any part hereof which may be held invalid by a court or other entity of competent jurisdiction shall be deemed automatically excluded from this Agreement and the remaining parts shall remain in full force and effect.

            4.3 Entire Agreement. This Agreement contains the entire understanding of the parties hereto and constitutes the only agreement between the Company and the Executive regarding the employment of the Executive by the Company. This Agreement supersedes all prior agreements, either express or implied, between the parties hereto regarding the employment of the Executive by the Company.

            4.4 Amendment. No term or condition of this Agreement shall be amended or modified unless expressly consented to in writing and signed by each of the parties hereto.

            4.5 Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, other legal representatives and permitted successors and assigns, as the case may be.

            4.6 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the state of Utah.

            4.7 Notices. All notices or other communications to be given by the parties among themselves pursuant to this Agreement shall be in writing, shall be deemed to have been duly made mailed by certified mail or hand delivered to either of the parties at their respective addresses as they first appear above. Any of the parties hereto may change their respective addresses upon written notice to the other given in the manner provided in this Section.

            4.8 Waiver. No waiver by any of the parties to this Agreement of any condition, term or provision of this Agreement shall be deemed to be a waiver of any preceding or subsequent breach of the same or any other condition, term or provision hereof.


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            IN WITNESS WHEREOF, the parties hereto have duly executed this
Agreement as of the date and year first above written.

                                   CLYDE COMPANIES, INC.:

                                   By:
                                            ------------------------------------
                                   Name:
                                            ------------------------------------
                                   Title:
                                            ------------------------------------

                                   EXECUTIVE:

                                   ---------------------------------------------
                                   Richard C. Clyde



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